FIRST AMENDMENT TO RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT, dated as of March 14, 2019 (the “Amendment”),  among Talcott Resolution Life Insurance Company (formerly Hartford Life Insurance Company) (the “Company”) acting through its Administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual ‘ ), TIAA-CREF Funds (the “Fund”) and Teachers Personal Investors   Services,   Inc., (“Underwriter”), amends that certain Retail Fund Participation Agreement, dated February 3, 2012, by and among the parties hereto (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.                                      In the fifth whereas” clause of the Agreement, “Teachers Advisors, Inc.” is replaced with “Teachers Advisors, LLC (formerly known as Teachers Advisors, Inc.”).

2.                                      Schedule B to the Agreement is deleted and replaced in its entirety by the attached Schedule B.

3.                                      This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument. Except as amended in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first written above.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY		TEACHERS PERSONAL INVESTORS SERVICES, INC.
By Massachusetts Mutual Life Insurance Company, Its Administrator

By:	[Redacted]	By:
	Name:		Name:	[Redacted]
	Title:		Title:	President

TEACHERS ADVISORS, LLC

By:
			Name:	[Redacted]
			Title:	Managing Director

SCHEDULE B

The Company shall make and maintain the Fund’s shareholder records concerning Customers that are recorded on the Company’s (or the Company’s designee’s) recordkeeping system. Portfolios, for purposes of this Agreement, shall include each series of shares of the Fund and any future series of the Fund (except Portfolios that charge redemption fees). Only Retirement Class Shares and Institutional Class Shares of the Portfolios are covered under this Agreement.

For providing the administrative and recordkeeping services contemplated under this Agreement, Company shall receive the following compensation:

On Retirement Class Shares of the Portfolios, compensation an aggregate fee at the annual rate of 25 basis points (0.25%) of the average daily net assets of the Customers invested in the Funds. Such fee shall be paid quarterly in arrears no later than the end of the next calendar month after each quarter. No compensation shall be paid for any such services to Institutional Class Shares of the Funds.